SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                     FORM 15

          Certification and Notice of Termination of Registration under
            Section 12(g) of the Securities Exchange Act of 1934 or
              Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-20335

                               OSB FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

     420 South Koeller Street, Oshkosh, Wisconsin  54902     (414) 236-3680
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

             Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [ X  ]     Rule 12h-3(b)(1)(ii)   [    ]
    Rule 12g-4(a)(1)(ii)    [    ]     Rule 12h-3(b)(2)(i)    [    ]
    Rule 12g-4(a)(2)(i)     [    ]     Rule 12h-3(b)(2)(ii)   [    ]
    Rule 12g-4(a)(2)(ii)    [    ]     Rule 15d-6             [    ]
    Rule 12h-3(b)(1)(i)     [    ]

   Approximate number of holders of record as of the certification or notice
   date:    None

             Pursuant to the requirements of the Securities Exchange Act of 1934, OSB Financial Corp. (by its successor, FCB Financial Corp.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



   Date:     May 2, 1997         By:  /s/ Phillip J. Schoofs
                                      Phillip J. Schoofs
                                      Vice President and Treasurer
                                      FCB Financial Corp.
                                      (As successor registrant to
                                         OSB Financial Corp.)